EXHIBIT (A)(2)

                             CHASE CAPITAL PARTNERS
                         380 Madison Avenue, 12th Floor
                            New York, New York 10017

                                February 24, 1999


Welsh, Carson, Anderson & Stowe
320 Park Avenue
Suite 2500
New York, New York  10022

                          CONCENTRA MANAGED CARE, INC.

Ladies and Gentlemen:

         You have advised Chase Capital Partners (together with one or more of its affiliated investment entities, "CCP") that a group of investors (collectively, the "Investors") led by Welsh, Carson, Anderson & Stowe ("WCAS") intends to effect a leveraged recapitalization (the "Recapitalization") of Concentra Managed Care, Inc. (together with its subsidiaries, the "Company"). We understand that you will form a company ("Newco") that will effect the Recapitalization of the Company. You have also advised us that in connection with the Recapitalization, Newco and the Company will raise gross cash proceeds of approximately $1.1 billion from, among other things, the issuance by the Company of $89,600,000 aggregate principal amount of 10 year pay-in-kind senior unsecured Notes ("PIK Notes"), together with common stock (the "Common Stock" and, together with the PIK Notes, the "Investment").

         Based upon what CCP has learned to date in connection with the foregoing, CCP is pleased to advise you of CCP's strong interest to purchase (i) up to fifty percent (50%) of the principal amount of the PIK Notes and (ii) up to $20,000,000 Common Stock of the Company, generally upon the terms and subject to the conditions set forth or referred to in this letter (the "Letter"). We understand that the remainder of the $89,600,000 aggregate principal amount of PIK Notes will be purchased by one or more affiliates of WCAS or other purchasers satisfactory to CCP. We understand that CCP would be acquiring the PIK Notes and Common Stock on the same terms and conditions as WCAS.

         Our interest in purchasing the PIK Notes and Common Stock is based upon among other things, our understanding that (a) all written reports and other information with respect to Newco, the Company and the Recapitalization (collectively, the "Information"), other than the projections


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contained therein (the "Projections"),  that have been or will be made available to CCP by you or any of your representatives are or will be, when furnished, complete and correct in all material respects and do not or will not, when furnished, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to CCP by you or any of your representatives have been or will be prepared in good faith and based upon reasonable assumptions at the time made. We further understand that you will supplement the Information and the Projections from time to time until the date of the issuance of the PIK Notes so that our understanding in the preceding sentence continues to be correct in all material respects. You agree that CCP will be entitled to use and rely primarily on the Information and Projections without responsibility for independent verification thereof.

         CCP's interest in the Investment is subject to, among other things (a) there not having occurred any material adverse change in the business, assets, operations, properties condition (financial or otherwise), contingent liabilities, prospects or material agreements of Newco or the Company since December 31, 1998, (b) CCP not becoming aware after the date hereof of any information or other matter affecting the Company or the transactions contemplated hereby which is inconsistent in a material and adverse manner with any such information or other matter disclosed to us prior to the date hereof,
(c) CCP's reasonable satisfaction in all respects with the structure and all other aspects of the Recapitalization and the other transactions contemplated hereby, including (i) the material terms of all the agreements to be entered into in connection with the Recapitalization, (ii) all legal, tax, financing and accounting matters relating to the Recapitalization and (iii) the capitalization and structure of Newco and the Company after giving effect to the Recapitalization, (d) the approval of CCP's internal investment committee and
(e) the negotiation, execution and delivery of definitive documentation with respect to the Investment satisfactory in all respects (including as to the terms of the Investment not covered in this Letter) to CCP and you.

         This Letter is not intended to be and should not be construed as a commitment with respect to the PIK Notes and the related Warrants or Common Stock or any other financing and creates no obligation or liability on the part of CCP or any of its affiliates to participate in any financing. Any such commitment, obligation or liability will only be created by our execution of a commitment letter or definitive documentation with respect to the Investment.

         This Letter is delivered to you on the understanding that the existence of this Letter and the terms or substance hereof shall not be disclosed, directly or indirectly, except (a) as may be compelled to be disclosed in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof); (b) on a confidential and "need-to-know" basis, to your officers, directors, employees, agents and advisors (collectively, "Representatives") and the Representatives of the other Investors and the Company who are directly involved in the consideration of this matter; or (c) the board of directors of the Company and their advisors and agents.


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Welsh, Carson, Anderson & Stowe
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         You  acknowledge  that CCP and its  affiliates  may be  providing  debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which Newco, the Company, you or your affiliates may have conflicting interests. CCP will not use confidential information obtained from you by virtue of the transactions contemplated by this Letter or its other relationships with you, Newco, or the Company in connection with the performance by CCP or any of its affiliates of services for other companies, and CCP will not furnish any such information to such other companies. You also acknowledge that CCP and its affiliates have no obligation to use in connection with the transactions contemplated by this Letter, or to furnish to you or any of your affiliates, confidential information obtained by CCP or any of its affiliates from other companies.

         This Letter (and CCP's interest hereunder) shall not be assignable by you without the prior written consent of CCP (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Letter may not be amended or waived except by an instrument in writing signed by you and CCP. This Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Letter is the only understanding that has been entered into among us with respect to the Investment and sets forth the entire understanding of the parties with respect thereto. This Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

         CCP is a general partnership with over $6.5 billion under management. CCP's sole limited partner is The Chase Manhattan Corporation, the nation's largest bank holding company with over $360 billion in assets. CCP has invested in more than 700 companies, including management buyouts, growth equity investments, mezzanine debt and equity investments and venture capital transactions.






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         CCP is pleased to have been given the  opportunity  to work with you in connection with the financing for the Recapitalization and we look forward to working with you.

                                                    Very truly yours,

                                                    CHASE CAPITAL PARTNERS

                                                    By: /s/ ERIC GREEN
                                                       -------------------------
                                                    Name:   ERIC GREEN
                                                         -----------------------
                                                  Title:    MANAGING DIRECTOR
                                                        ------------------------